Exhibit (n)(1)
Consent of Independent Registered Public Accounting Firm

The Board of Directors
OFS Credit Company, Inc.:

We consent to the use of our report dated December 19, 2018, with respect to the financial statements and financial highlights of OFS Credit Company, Inc., included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Preliminary Prospectus filed on Form N-2.

/s/ KPMG LLP
Chicago, Illinois
March 8, 2019